Exhibit 99.1

Generac Reports 2009 Earnings

Waukesha, WI, March 29, 2010 — Generac Holdings Inc. (NYSE: GNRC), a leading designer and manufacturer of back-up power generation products, today reported results for the fourth quarter and year ended December 31, 2009.

Full Year 2009 Highlights

•                  Net sales increased 2.4% to $588.2 million from $574.2 million in 2008.

•                  Net income was $43.1 million versus a net loss of $556.0 million in 2008. Non-GAAP Adjusted net income increased to $83.6 million compared to $13.8 million in 2008.

•                  Adjusted EBITDA increased 22.5% to $159.1 million from $129.9 million in 2008.

•                  Launched IPO process (completed in February 2010).

Fourth Quarter 2009 Highlights.

•                  Net sales of $154.0 million decreased 10.8% from net sales of $172.6 million for the same period last year.

•                  Net income was $11.9 million versus a net loss of $515.8 million in the fourth quarter of 2008. Non-GAAP Adjusted net income increased to $25.6 million compared to $8.6 million for the fourth quarter of 2008.

•                  Adjusted EBITDA increased 14.0% to $44.1 million from $38.7 million for the same period last year.

Operations Review

“We are pleased with our top and bottom line growth in 2009 given the difficult economic environment. Our strong performance was driven by our introduction of new products and continued expansion in distribution, as well as ongoing cost reduction efforts and the normalization of commodity costs. We continue to invest in our strategic growth initiatives while maintaining strong operating performance and cash flow generation,” said Aaron Jagdfeld, Chief Executive Officer of Generac.

Residential sales of $370.7 million increased 11.5% in 2009 from $332.6 million in 2008. This increase was driven in part by the full year impact of Generac’s 2008 introduction of new home standby and portable generator products, as well as increased distribution of residential products across several of the Company’s sales channels, including dealers, wholesalers, and retail accounts.  Residential product sales also benefited from increased marketing spend to drive awareness of the automatic home standby generator category.  A stronger winter storm season but weaker summer storm season in 2009 compared to 2008 impacted timing of residential sales during the current year.

Strength in the residential market offset a 9.9% decline in industrial and commercial sales to $187.3 million in 2009 from $207.9 million in 2008.  Sales to industrial and commercial national account customers declined in late 2008 and continued throughout 2009 as corporate customers lowered capital spending and the decline in U.S. non-residential construction activity influenced market demand for standby generators.

Gross profit margin improved from 35.2% of net sales in 2008 to 40.1% of net sales in 2009.  Gross margin benefited from lower purchasing costs following reductions in steel, copper, and aluminum raw material prices, as well as increases in selling prices and improved engineering and sourcing of components and products.  Excluding the impact of the goodwill and trade name impairment charge incurred in 2008, operating expenses increased modestly due to higher amortization expense and higher variable expenses in connection with increased sales volumes.   The Company believes that continued investments in product development and marketing in 2009 will position Generac for future growth opportunities.  Adjusted EBITDA margins increased to 27.0% for the full year 2009, from 22.6% in 2008.

Fourth quarter 2009 results were negatively affected by weak industrial and commercial market conditions and a weaker summer storm season compared to 2008, which led to a net sales decline of 10.8% as compared to the fourth quarter of 2008. Sales of residential products were $101.9 million, a 10.5% decline from the fourth quarter of 2008. Sales of industrial and commercial products were $44.6 million, a 14.0% decline from the prior period.

Despite these pressures, Generac improved gross margins to 41.3% for the fourth quarter of 2009, up from 33.7% in the fourth quarter of 2008. Gross margin improvement was driven by the aforementioned decline in raw material prices, increases in selling prices, and improved sourcing of components and products. Adjusted EBITDA margin increased to 28.6% in the fourth quarter of 2009, up from 22.4% in the fourth quarter of 2008, resulting in Adjusted EBITDA growth of 14.0% to $44.1 million for the quarter.

Initial Public Offering and Reduction of Debt

On February 17, 2010, Generac completed its initial public offering (IPO) of 18,750,000 shares of common stock at a price of $13.00 per share. Generac received $224.1 million in net proceeds from the offering, after deducting underwriting fees and total expenses related to the offering.  On March 18, 2010, Generac received an additional $23.8 million in proceeds from the exercise of the underwriters’ option to purchase 1,950,500 additional shares of common stock.  Following the offering, using proceeds from the IPO together with a portion of cash on hand, Generac made a $360.1 million prepayment on its term loans, first to pay down its second lien term loan in full and the remainder to repay a portion of its first lien term loan.  After giving effect to the IPO and subsequent reductions of debt, Generac reduced its debt balance to $731.4 million of first lien term loan debt. The Company has terminated its second lien facility and has no borrowings outstanding on its revolver, which has $145 million of availability.

2010 Outlook

Regarding 2010, Mr. Jagdfeld stated, “We are conscious of the continuing impact of the difficult economic environment on our residential, industrial and commercial customers in 2010.  For the full year, we believe that our programs with new distribution partners, expansion of our dealer network, introduction of new products, and continued marketing efforts to promote awareness will allow Generac to offset challenging trends in our end markets.  Additionally, we are confident that we will be able to maintain attractive Adjusted EBITDA margins and generate strong cash flow while investing in future growth through new product development and distribution initiatives.  Following the IPO and our recent debt reductions, we expect 2010 interest expense to be $25 to $27 million based on our current debt balance and LIBOR assumption of 0.50% for the second half of 2010 (including the impact of interest rate swaps in the second half of 2010 and excluding amortization of deferred financing costs). We expect to spend $7 to $9 million on capital expenditures and pay less than $1 million in cash taxes in 2010. With our capital efficient operating model and attractive tax attributes, we anticipate that we will continue to convert a high percentage of our Adjusted EBITDA to cash flow. Overall, we believe we are well positioned to drive profitable growth in our business.”

Conference Call and Webcast

Generac management will hold a conference call at 10:00am EST on Monday, March 29, 2010 to discuss highlights of this earnings release. The conference call can be accessed by dialing 866-730-5769 (domestic) or 857-350-1593 (international) and entering passcode 10316678.

The conference call will also be webcast simultaneously on Generac’s website (http://www.generac.com), under the Investor Relations link.

The webcast is also being distributed through the Thomson Reuters StreetEvents Network. Individual investors can listen to the call at http://www.earnings.com, Thomson Reuters’ individual investor portal, powered by StreetEvents. Institutional investors can access the call via StreetEvents (http://www.streetevents.com), a password-protected event management site.

Following the live webcast, a replay will be available on the Company’s web site. A telephonic replay will also be available two hours after the call and can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 39566491. The telephonic replay will be available for 30 days.

Generac company news is available

24 hours a day, on-line at: http://www.generac.com.

About Generac

Since 1959, Generac has been a leading designer and manufacturer of a wide range of backup power generation products serving residential, light commercial and industrial markets. Generac’s power systems range in output from 800 watts to 9 megawatts and are available through a broad network of independent dealers, retailers and wholesalers.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Forward-looking statements give Generac’s current expectations and projections relating to the Company’s financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Generac’s actual financial results and cause them to differ materially from those anticipated in any forward-looking statements, including:

•                  demand for Generac products;

•                  frequency of major power outages;

•                  availability of raw materials and key components used in producing Generac products;

•                  competitive factors in the industry in which Generac operates;

•                  Generac’s dependence on the Company’s distribution network;

•                  Generac’s ability to invest in, develop or adapt to changing technologies and manufacturing techniques;

•                  loss of key management and employees;

•                  increase in product liability claims; and

•                  changes in environmental, health and safety laws and regulations.

Should one or more of these risks or uncertainties materialize, Generac’s actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in Generac’s filings with the U.S. Securities and Exchange Commission, or SEC.

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made.  Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Reconciliations to GAAP Financial Metrics

Adjusted EBITDA

To supplement the Company’s condensed consolidated financial statements presented in accordance with US GAAP, Generac provides a summary to show the computation of Adjusted EBITDA, taking into account certain charges that were taken during the quarters and twelve months ended December 31, 2009 and 2008. The computation of Adjusted EBITDA is based on the definition of EBITDA contained in Generac’s credit agreement, dated as of November 10, 2006.

Non-GAAP Adjusted Net Income

To further supplement Generac’s condensed consolidated financial statements presented in accordance with US GAAP, the Company provides a summary to show the computation of Non-GAAP Adjusted net income (loss). Non-GAAP Adjusted net income (loss) is defined as Net income (loss) before provision (benefit) for income taxes adjusted for the following items: cash income tax expense (benefit), amortization of intangible assets, amortization of deferred loan costs related to the Company’s debt, intangible impairment charges, and non-cash gains.

The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.  Please see the 8-K filed March 29, 2010 for additional discussion of the basis for Generac’s reporting of Non-GAAP financial measures.

Generac Holdings Inc.

Consolidated statements of operations

(Dollars in thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)
Net sales	$153,964	$172,624	$588,248	$574,229
Costs of goods sold	90,320	114,463	352,398	372,199
Gross profit	63,644	58,161	235,850	202,030
Operating expenses:
Selling and service	14,960	16,381	59,823	57,449
Research and development	3,090	2,448	10,842	9,925
General and administrative	3,175	4,161	14,713	15,869
Amortization of intangibles	13,097	11,998	51,960	47,602
Goodwill impairment	—	503,193	—	503,193
Trade name impairment	—	80,293	—	80,293
Total operating expenses	34,322	618,474	137,338	714,331
Income (loss) from operations	29,322	(560,313)	98,512	(512,301)
Other (expense) income:
Interest expense	(17,210)	(26,556)	(70,862)	(108,022)
Gain on extinguishment of debt	—	60,074	14,745	65,385
Investment income (expense)	116	(978)	2,205	600
Other, net	(265)	(361)	(1,206)	(1,217)
Total other (expense) income, net	(17,359)	32,179	(55,118)	(43,254)
Income (loss) before provision (benefit) for income taxes	11,963	(528,134)	43,394	(555,555)
Provision (benefit) for income taxes	15	(12,369)	339	400
Net income (loss)	$11,948	$(515,765)	$43,055	$(555,955)
Preferential distribution to:
Series A preferred stock holders	(4,330)	(785)	(14,151)	(785)
Class B common stockholders	(25,983)	(23,540)	(100,191)	(90,567)
Net loss attributable to Class A common stockholders	$(18,365)	$(540,090)	$(71,287)	$(647,307)
Net (loss) income per common share, basic and diluted (1):
Class A Common Stock	$(10,613)	$(309,778)	$(41,111)	$(357,628)
Class B Common Stock	$1,082	$980	$4,171	$3,780
Weighted average common shares outstanding (1):
Class A Common Stock	1,730	1,743	1,734	1,810
Class B Common Stock	24,018	24,018	24,018	23,961

(1) Net (loss) income per common share and weighted average common shares outstanding do not reflect the share structure subsequent to the IPO, but do retroactively reflect the reverse stock split effective February 10, 2010.

Generac Holdings Inc.

Consolidated balance sheets

(Dollars in thousands)

	December 31,	December 31,
	2009	2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$161,307	$81,229
Receivables, net	54,130	66,241
Inventories	123,700	123,980
Prepaid expenses and other assets	5,880	3,547
Total current assets	345,017	274,997
Property and equipment, net	73,374	76,674
Goodwill	525,875	525,875
Other intangible assets	379,625	431,585
Other assets	13,352	17,083
Total assets	$1,337,243	$1,326,214

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$33,639	$54,525
Other accrued liabilities	59,256	63,956
Current portion of long-term debt	39,076	9,500
Total current liabilities	131,971	127,981
Long-term debt	1,052,463	1,121,437
Other long-term liabilities	17,418	43,539
Total liabilities	1,201,852	1,292,957
Series A convertible preferred stock	113,109	78,355
Class B convertible common stock	765,096	765,096
Stockholders’ equity (deficit)	(742,814)	(810,194)
Total liabilities and stockholders’ equity (deficit)	$1,337,243	$1,326,214

Generac Holdings Inc.

Consolidated statements of cash flows

(Dollars in thousands)

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)
Operating activities
Net income (loss)	$11,948	$(515,765)	$43,055	$(555,955)
Adjustment to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	14,994	13,880	59,675	54,770
Goodwill and trade name impairment charge	—	583,486	—	583,486
Gain on extinguishment of debt	—	(60,074)	(14,745)	(65,385)
Amortization of unrealized loss on interest rate swaps	6,055	—	24,222	—
Other	1,008	1,116	3,723	4,506
Net changes in operating assets and liabilities:
Accounts receivable	5,685	14,419	11,779	(20,768)
Inventories	19,991	(15,348)	280	(26,366)
Other assets	(3,108)	(1,338)	(1,739)	(617)
Accounts payable	(30,307)	16,628	(20,886)	34,449
Other accrued liabilities	3,210	(7,935)	(30,757)	2,104
Net cash provided by operating activities	29,476	29,069	74,607	10,224

Investing activities
Proceeds from sale of property and equipment	13	10	69	92
Expenditures for property and equipment	(1,623)	(1,309)	(4,525)	(5,186)
Collections on receivable notes	—	19	105	56
Net cash used in investing activities	(1,610)	(1,280)	(4,351)	(5,038)

Financing activities
Stockholders’ contributions of capital — Series A preferred stock	—	15,500	20,000	15,500
Repurchase of shares from management — Class B common stock	—	—	—	(224)
Repurchase of shares from management — Class A common stock	—	(65)	—	(189)
Payment of expenses incurred in advance of stock issuance	(678)	—	(678)	—
Repayment of stockholder notes receivable	—	37	—	37
Payment of long-term debt	—	—	(9,500)	(10,396)
Net cash used in financing activities	(678)	15,472	9,822	4,728
Net increase in cash and cash equivalents	27,188	43,261	80,078	9,914
Cash and cash equivalents at beginning of period	134,119	37,968	81,229	71,315
Cash and cash equivalents at end of period	$161,307	$81,229	$161,307	$81,229

Generac Holdings Inc.

Reconciliation schedules

(Dollars in thousands)

Net Income (Loss) to Adjusted EBITDA

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income (loss)	$11,948	$(515,765)	$43,055	$(555,955)
Interest Expense	17,210	26,556	70,862	108,022
Depreciation and Amortization	14,994	13,880	59,675	54,770
Income taxes provision (benefit)	15	(12,369)	339	400
Non-cash impairment and other charges (2)	(203)	585,666	(1,592)	585,634
Transaction costs and credit facility fees	20	512	1,188	1,319
Non-cash gains	—	(60,074)	(14,745)	(65,385)
Business optimization expenses	—	247	—	971
Sponsor fees	125	125	500	500
Letter of credit fees	26	24	135	169
Other state taxes	(6)	53	72	53
Holding company interest income	(48)	(189)	(402)	(640)
Adjusted EBITDA	$44,081	$38,666	$159,087	$129,858

(2) Includes losses on disposals of assets, extraordinary bad debt and inventory write-offs related to assets acquired pre-November 2006, unrealized losses / (gains) on commodity contracts, intangible impairment charges, and non-cash stock compensation charges.  A full description of these and the other reconciliation adjustments contained in these schedules is contained in Generac’s SEC filings.

Net Income (Loss) to Non-GAAP Adjusted Net Income

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income (loss)	$11,948	$(515,765)	$43,055	$(555,955)
Provision (benefit) for income taxes	15	(12,369)	339	400
Income (loss) before provision (benefit) for income taxes	11,963	(528,134)	43,394	(555,555)
Amortization for intangible assets	13,097	11,998	51,960	47,602
Amortization of deferred loan costs	491	1,342	3,417	3,905
Non-cash intangible impairment charges	—	583,486	—	583,486
Non-cash gains	—	(60,074)	(14,745)	(65,385)
Adjusted net income before provision for income taxes	25,551	8,618	84,026	14,053
Cash income tax (benefit) expense	(6)	41	383	295
Non-GAAP Adjusted net income	$25,557	$8,577	$83,643	$13,758